Exhibit 16.01

[Letterhead of BDO Seidman, LLP]

September 24, 2004

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K to be filed by our former client, Millstream Acquisition Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm .

Very truly yours,

/s/ BDO Seidman, LLP